Capstone Companies, Inc. 350 Jim Moran Blvd, Suite 120 Deerfield Beach, FL 33442
FOR IMMEDIATE RELEASE
Capstone Companies to Present at the
 2017 MoneyShow Orlando Investor Conference
DEERFIELD BEACH, FL, January 26, 2017 – Capstone Companies, Inc. (OTCQB: CAPC) ("Capstone" or the "Company"), a designer of innovative LED lighting solutions including power failure lighting, today announced that it will be attending the 2017 MoneyShow Orlando Investor Conference from February 9-11, 2017.
Capstone will be at booth 312 in the exhibit hall throughout the conference, and Stewart Wallach, President and CEO, will give a presentation on the Company's strategy, opportunities, and outlook, from 3:30 pm to 4:15 pm ET on Friday, February 10, 2017.  Mr. Wallach will also be participating in the Market-Cap Highlight Track of the MoneyShow Hub on Thursday February 9, 2017 at 4:15 pm, and he will be a member of the Nano/Micro Cap Panel later that day at 5:00 pm to 5:45 pm.  A copy of the presentation materials will be available on the company's website, www.capstonecompaniesinc.com on Thursday, February 9, 2017.
For more information about the 2017 MoneyShow Orlando and to register, visit the conference website, www.orlandomoneyshow.com (use priority code 042618).
About Capstone Companies, Inc.
Capstone Companies, Inc. is a designer of innovative LED lighting solutions including power failure lighting, for consumers and institutions.  The Company's products are sold under the Capstone Lighting® and Hoover® HOME LED brands, to big box retailers, wholesale clubs, and home improvement stores throughout North America and in international markets.  Capstone's strategy is to utilize its low-cost manufacturing base to provide high-quality consumer products to its customers at a reasonable price, using primarily direct import distribution. Contents of URL's referenced in this press release are not part of this press release.
Visit www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.
For more information, contact
Company:	Investor Relations:
Aimee Gaudet	Garett Gough, Kei Advisors LLC
Corporate Secretary	(716) 846-1352
(954) 570-8889, ext. 313	ggough@keiadvisors.com